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Exhibit 99.3

THE BANK OF NEW YORK
101 Barclay Street, 7 East
New York, New York 10286

BALL CORPORATION
offer for all outstanding
6 7/8% Senior Notes due 2012
in exchange for
6 7/8% Senior Notes due 2012
pursuant to the Prospectus dated                        , 2003

    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2003, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

  To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

          We have been appointed by Ball Corporation, an Indiana corporation, to act as the exchange agent in connection with the offer, referred to as the exchange offer, of Ball Corporation, to exchange an aggregate principal amount of up to $250,000,000 of Ball Corporation's new 6 7/8% Senior Notes due 2012, the new notes, and guarantees thereof for a like principal amount of Ball Corporation's 6 7/8% Senior Notes due 2012 issued on August 8, 2003 as additional notes under the indenture dated December 19, 2003, the old notes, and guarantees thereof, upon the terms and subject to the conditions set forth in the prospectus dated                        , 2003, as it may be amended or supplemented, and in the related letter of transmittal and the instructions thereto.

          Enclosed herewith are copies of the following documents:

            1.     The prospectus;

            2.     The letter of transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding;

            3.     A notice of guaranteed delivery to be used to accept the exchange offer with respect to old notes in certificated form or old notes accepted for clearance through the facilities of the Depository Trust Company, or DTC, if (i) certificates for old notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date or (ii) a book-entry transfer cannot be completed on a timely basis;

            4.     A form of letter which may be sent to your clients for whose account you hold the old notes in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer; and

            5.     Return envelopes addressed to The Bank of New York, the exchange agent for the exchange offer.

          PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2003, UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

          Ball Corporation has not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the old notes pursuant to the exchange offer. You will be reimbursed by Ball Corporation for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

          Additional copies of the enclosed materials may be obtained by contacting the exchange agent as provided in the enclosed letter of transmittal.

Very truly yours,
The Bank of New York

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BALL CORPORATION, ANY OF THE SUBSIDIARY GUARANTORS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER WHICH IS NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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  Exhibit 99.3